SHARE EXCHANGE AGREEMENT

by and between

Renovation Investment (Hong Kong) Co., Limited  (“Renovation”)

and

the Shareholders of Renovation,

on the one hand;

and

Kerrisdale Mining Corporation (“Kerrisdale”),
a Nevada corporation,

on the other hand

September __, 2009

SHARE EXCHANGE AGREEMENT

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement, dated as of September __, 2009 (this “Agreement”), is made and entered into by and between Renovation Investment (Hong Kong) Co., Limited, a Hong Kong company (“Renovation”), and the shareholders of Renovation (“Renovation Shareholders”) listed on the Signature Page for Renovation Shareholders that is attached hereto, on the one hand; and Kerrisdale Mining Corporation, a Nevada corporation (“Kerrisdale”) that is attached hereto, on the other hand.

RECITALS

WHEREAS, on September __, 2009, the Board of Directors of Kerrisdale adopted resolutions approving Kerrisdale’s acquisition of the equity interests of Renovation held by the Renovation Stockholders (the “Acquisition”) by means of a share exchange with the Renovation Shareholders, upon the terms and conditions hereinafter set forth in this Agreement;

WHEREAS, the Renovation Shareholders own all of the equity interest (in shares of capital stock or otherwise) of Renovation (the “Renovation Equity Interest”);

WHEREAS, upon consummation of the transactions contemplated by this Agreement, Renovation will become a 100% wholly-owned subsidiary of Kerrisdale; and

WHEREAS, it is intended that the terms and conditions of this Agreement comply in all respects with Section 368(a)(1)(B) and/or Section 351 of the Code and the regulations corresponding thereto, so that the Acquisition shall qualify as a tax free reorganization under the Code, and that this share exchange transaction shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended and in effect on the date of this Agreement.

AGREEMENT

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

THE ACQUISITION

1.1           The Acquisition. Upon the terms and subject to the conditions hereof, at the Closing (as hereinafter defined) the parties shall do the following:

  (a)           The Renovation Shareholders will each sell, convey, assign, transfer and deliver to Kerrisdale certificates representing the Renovation Equity Interest held by each Renovation Shareholder as set forth in Column II of Annex I hereto, which in the aggregate shall constitute 100% of the issued and outstanding equity interests of Renovation, accompanied by a properly executed and authenticated stock power, instrument of transfer or other instrument of like tenor.

  (b)           As consideration in exchange for the acquisition of the Renovation Equity Interests, Kerrisdale will issue to each Renovation Shareholder or their designees, in exchange for such Renovation Shareholder’s portion of the Renovation Equity Interests, a total of 15,800,000 shares of Kerrisdale’s common stock (collectively, the “Kerrisdale Shares”).  The Kerrisdale Shares issued shall equal approximately 79% of the outstanding shares of Kerrisdale’s common stock at the time of Closing.

SHARE EXCHANGE AGREEMENT

1.2           Closing Date. The closing of the Acquisition (the “Closing”) shall take place as soon as practicable upon signing of this Agreement, and on or prior to September __, 2009, or on such other date as may be mutually agreed upon in writing by the parties.  Such date is referred to herein as the “Closing Date.”

1.3           Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the Renovation Shareholders, Renovation, and/or Kerrisdale (as applicable) will take all such lawful and necessary action.

1.4           Certain Definitions. The following capitalized terms as used in this Agreement shall have the respective definitions:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Contract” means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

“FINRA” means Financial Industry Regulatory Authority.

“Knowledge” means the actual knowledge of the officers, directors or advisors of the referenced party.

 “Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Material Adverse Effect” means a adverse effect on either referenced party or the combined entity resulting from the consummation of the transaction contemplated by this Agreement, or on the financial condition, results of operations or business, before or after the consummation of the transaction contemplated in this Agreement, which as a whole is or would be considered material to an investor in the referenced party.

“Non-U.S. Person” means any person who is not a U.S. Person or is deemed not to be a U.S. Person under Rule 902(k)(2).

“Person” means any individual, corporation, partnership, joint venture, trust, business association, organization, governmental authority or other entity.

“Restricted Period” shall have the meaning set forth in Section 3.4(b)(vi).

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means any entity, whether or not capitalized, in which the referenced party, owns, directly or indirectly, an equity interest of more than fifty percent (50%).

“Tax Returns” means all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes.

SHARE EXCHANGE AGREEMENT

“Tax” or “Taxes” means any and all applicable central, federal, provincial, state, local, municipal and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means the following markets or exchanges on which Kerrisdale’s common stock is listed or quoted for trading on the date in question: the NYSE Amex Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board.

“Transaction” means the transactions contemplated by this Agreement, including the share exchange.

“United States” means and includes the United States of America, its territories and possessions, any State of the United States, and the District of Columbia.

“U.S. Person” as defined in Regulation S means: (i) a natural person resident in the United States; (ii) any partnership or corporation organized or incorporated under the laws of the United States; (iii) any estate of which any executor or administrator is a U.S. Person; (iv) any trust of which any trustee is a U.S. Person; (v) any agency or branch of a foreign entity located in the United States; (vi) any nondiscretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person; (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated and (if an individual) resident in the United States; and (viii) a corporation or partnership organized under the laws of any foreign jurisdiction and formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, owned, by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates or trusts).

1.5           Tax Consequences.  It is intended that the terms and conditions of this Agreement comply in all respects with Section 368(a)(1)(B) and/or Section 351 of the Code and the regulations corresponding thereto, so that the Acquisition shall qualify as a tax-free reorganization under the Code.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF RENOVATION

Except as otherwise disclosed herein or in a disclosure schedule attached hereto, Renovation hereby represents and warrants to Kerrisdale as of the date hereof and as of the Closing Date (unless otherwise indicated) as follows:

2.1           Organization. Renovation has been duly incorporated, validly exists as a corporation, and is in good standing under the laws of its jurisdiction of incorporation, and has the requisite power to carry on its business as now conducted.  Set forth on Schedule 2.1 of the disclosure schedules hereto is a list of those jurisdictions in which Renovation presently conducts its business, owns, holds and operates its properties and assets.

SHARE EXCHANGE AGREEMENT

2.2           Capitalization. The authorized capital stock of Renovation consists of 10,000 ordinary shares, HK $1.00 par value per share, of which at the Closing, no more than 10,000 shares shall be issued and outstanding.  All of the issued and outstanding shares of capital stock of Renovation, as of the Closing, are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.  There are no voting trusts or any other agreements or understandings with respect to the voting of Renovation’s capital stock.  Except as set forth in the preceding sentence, no other class of capital stock or other security of Renovation is authorized, issued, reserved for issuance or outstanding.  There are no authorized or outstanding options, warrants, equity securities, calls, rights, commitments or agreements of any character by which Renovation or any of the Renovation Shareholders is obligated to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other securities of Renovation.  There are no outstanding contractual obligations (contingent or otherwise) of Renovation to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, Renovation.

2.3           Subsidiaries. As of the Closing, Renovation has no direct or indirect Subsidiary, except as disclosed in Schedule 2.3 of the disclosure schedules hereto (collectively the “Renovation Subsidiaries,” and each a “Renovation Subsidiary”).  Each Renovation Subsidiary is an entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of formation and has the requisite corporate power and authority to own, lease and to carry on its business as now being conducted.  Renovation owns all of the shares of each Renovation Subsidiary, and there are no outstanding options, warrants, subscriptions, conversion rights or other rights, agreements or commitments obligating any Renovation Subsidiary to issue any additional shares of common stock or ordinary stock, as the case may be, of such Subsidiary, or any other securities convertible into, exchangeable for or evidence the right to subscribe for or acquire from any Renovation Subsidiary any shares of such Subsidiary.

2.4           Certain Corporate Matters. Renovation is duly qualified to do business as a corporation and is in good standing under the laws of Hong Kong, and except as disclosed in Schedule 2.4 of the disclosure schedules hereto, in each other jurisdiction in which the ownership of its property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Renovation’s financial condition, results of operations or business.  Renovation has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it.

2.5           Authority Relative to this Agreement.  Renovation has the requisite power and authority to enter into this Agreement and to carry out its respective obligations hereunder.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Renovation have been duly authorized by Renovation’s Board of Directors and except as disclosed in Schedule 2.5 of the disclosure schedules hereto, no other actions on the part of Renovation are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Renovation and constitutes a valid and binding agreement, enforceable against Renovation in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

2.6           Consents and Approvals; No Violations.  Except for applicable requirements of federal securities laws and state securities or blue-sky laws, and except as disclosed in Schedule 2.6 of the disclosure schedules hereto, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by Renovation of the transactions contemplated by this Agreement.  Neither the execution and delivery of this Agreement by Renovation nor the consummation by Renovation of the transactions contemplated hereby, nor compliance by them with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the charter or bylaws (or operating agreement) of Renovation or any Renovation Subsidiary, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, Contract, agreement or other instrument or obligation to which Renovation or any Renovation Subsidiary is a party or by which any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Renovation or any Renovation Subsidiary, or any of its properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to Renovation taken as a whole.

SHARE EXCHANGE AGREEMENT

2.7           Books and Records. The books and records of Renovation delivered to Kerrisdale prior to the Closing fully and fairly reflect the transactions to which Renovation is a party or by which it or its properties are bound, and except as disclosed in Schedule 2.7 of the disclosure schedules hereto, there shall be no material difference between the unaudited combined financial statements of Renovation given to Kerrisdale and the actual reviewed US GAAP results of Renovation for the six-month period ended June 30, 2009.

2.8           Intellectual Property. Except as disclosed in Schedule 2.8 of the disclosure schedules hereto, Renovation has no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of Renovation infringes upon or involves, or has resulted in the infringement of, any trademarks, trade-names, service marks, patents, copyrights or other proprietary rights of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened.

2.9           Litigation. Except as disclosed in Schedule 2.9 of the disclosure schedules hereto, there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the Knowledge of Renovation, threatened against or affecting Renovation or any of its properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of this Agreement or the Renovation Shares or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect.  Neither Renovation nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.  There has not been, and to the Knowledge of Renovation, there is not pending or contemplated, any investigation by the Commission involving Renovation or any current or former director or officer of Renovation.

2.10           Legal Compliance. To the best Knowledge of Renovation, after due investigation, except as disclosed in Schedule 2.10 of the disclosure schedules hereto, no claim has been filed against Renovation or any of the Renovation Subsidiaries alleging a violation of any applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof. Except as disclosed in Schedule 2.10, Renovation and each of the Renovation Subsidiaries holds all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of their respective businesses as presently conducted.

2.11           Contracts. Except as disclosed in Schedule 2.11 of the disclosure schedules hereto, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Renovation.  Renovation is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which they are a party or by which they or any of their properties or assets are bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SHARE EXCHANGE AGREEMENT

2.12           Material Changes. Since April 1, 2009, except as disclosed in Schedule 2.12 of the disclosure schedules hereto: (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) Renovation has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in Renovation’s financial statements pursuant to GAAP, (iii) Renovation has not altered its method of accounting, (iv) Renovation has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) Renovation has not issued any equity securities to any officer, director or Affiliate.

2.13           Labor Relations.  Except as disclosed in Schedule 2.13 of the disclosure schedules hereto, no material labor dispute exists or, to the knowledge of Renovation and the Renovation Shareholders, is imminent with respect to any of the employees of Renovation which could reasonably be expected to result in a Material Adverse Effect.  None of Renovation’s or Renovation Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with Renovation or such Renovation Subsidiary, and neither Renovation nor any of the Renovation Subsidiaries is a party to a collective bargaining agreement, and Renovation and the Renovation Subsidiaries believe that their relationships with their employees are good.  No executive officer, to the knowledge of Renovation and the Renovation Shareholders, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject Renovation or any of the Renovation Subsidiaries to any liability with respect to any of the foregoing matters.  Renovation and the Renovation Subsidiaries are in compliance with all laws and regulations which they are subject to relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.14           Title to Assets.  Except as disclosed in Schedule 2.14 of the disclosure schedules hereto, Renovation and the Renovation Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of Renovation and the Renovation Subsidiaries, in each case free and clear of all Liens, except for Liens that do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Renovation and the Renovation Subsidiaries and Liens for the payment of Taxes, the payment of which is neither delinquent nor subject to penalties.  Any real property and facilities held under lease by Renovation and the Renovation Subsidiaries are held by them under valid, subsisting and enforceable leases with which Renovation and the Renovation Subsidiaries are in compliance.

2.15           Transactions with Affiliates and Employees.  Except as disclosed in Schedule 2.15 of the disclosure schedules hereto, none of the officers or directors of Renovation and, to the knowledge of Renovation and the Renovation Shareholders, none of the employees of Renovation is presently a party to any transaction with Renovation or any Renovation Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Renovation and the Renovation Shareholders, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $120,000, other than for: (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of Renovation and (iii) other employee benefits.

SHARE EXCHANGE AGREEMENT

2.16           Certain Fees.  Except as disclosed in Schedule 2.16 of the disclosure schedules hereto, no brokerage or finder’s fees or commissions are or will be payable by Renovation to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement.

2.17           Registration Rights.  Except as disclosed in Schedule 2.17 of the disclosure schedules hereto, no Person has any right to cause (or any successor) to effect the registration under the Securities Act of any securities of Renovation (or any successor).

2.18           Application of Takeover Protections.  Except as disclosed in Schedule 2.18 of the disclosure schedules hereto, Renovation has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under Renovation’s certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable as a result of Renovation fulfilling its obligations or exercising its rights under this Agreement.

2.19           Tax Status.  Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, and except as disclosed in Schedule 2.19 of the disclosure schedules hereto, Renovation and each Renovation Subsidiary has filed all necessary Tax Returns and has paid or accrued all Taxes shown as due thereon, and Renovation has no knowledge of a tax deficiency which has been asserted or threatened against Renovation or any Renovation Subsidiary.

2.20           No General Solicitation.  Except as disclosed in Schedule 2.20 of the disclosure schedules hereto, neither Renovation nor any person acting on behalf of Renovation has offered or sold securities in connection herewith by any form of general solicitation or general advertising.

2.21           Foreign Corrupt Practices.  Except as disclosed in Schedule 2.21 of the disclosure schedules hereto, neither Renovation, nor to the knowledge of Renovation and the Renovation Shareholders, any agent or other person acting on behalf of Renovation , has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by Renovation (or made by any person acting on its behalf of which Renovation is aware) which is in violation of law or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

2.22           Obligations of Management. Except as disclosed in Schedule 2.22 of the disclosure schedules hereto, each officer and key employee of Renovation and its Subsidiaries is currently devoting substantially all of his or her business time to the conduct of business of Renovation and its Subsidiaries.  Neither Renovation nor any of its Subsidiaries is aware that any officer or key employee of Renovation or any Renovation Subsidiary is planning to work less than full time at Renovation or any Renovation Subsidiary, as applicable, in the future.  No officer or key employee is currently working or, to Renovation’s or any Renovation Shareholder’s knowledge, plans to work for a competitive enterprise, whether or not such officer or key employee is or will be compensated by such enterprise.

2.23           Minute Books. Except as disclosed in Schedule 2.23 of the disclosure schedules hereto, the minute books of Renovation and the Renovation Subsidiaries made available to Kerrisdale contain a complete summary of all meetings and written consents in lieu of meetings of directors and stockholders since the time of incorporation.

SHARE EXCHANGE AGREEMENT

2.24           Employee Benefits.  Except as set forth on Schedule 2.24 of the disclosure schedules hereto, neither Renovation nor any Renovation Subsidiary has (nor for the two years preceding the date hereof has had) any plans which are subject to ERISA.  “ERISA” means the Employee Retirement Income Security Act of 1974 or any successor law and the regulations and rules issued pursuant to that act or any successor law.

2.25           Money Laundering Laws.  Except as disclosed in Schedule 2.25 of the disclosure schedules hereto, the operations of Renovation are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the money laundering statutes of all U.S. and non-U.S. jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental body (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Renovation with respect to the Money Laundering Laws is pending or, to the knowledge of Renovation, threatened.

2.26           Disclosure. The representations and warranties and statements of fact made by Renovation and its Subsidiaries in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE RENOVATION SHAREHOLDERS

Except as otherwise disclosed herein or in a disclosure schedule attached hereto, the Renovation Shareholders each hereby represent and warrant to Kerrisdale as follows:

3.1           Ownership of the Renovation Equity Interest.  Renovation Shareholders own, beneficially and of record, good and marketable title to the amount of the Renovation Equity Interest, free and clear of all security interests, liens, adverse claims, encumbrances, equities, proxies, options or voting agreements.  Renovation Shareholders represent that they each have no right or claims whatsoever to any equity interests of Renovation, other than the Renovation Equity Interest and does not have any options, warrants or any other instruments entitling him to exercise or purchase or convert into additional equity interests of Renovation. At the Closing, the Renovation Shareholders will convey to Kerrisdale good and marketable title to the Renovation Equity Interest, free and clear of any security interests, liens, adverse claims, encumbrances, equities, proxies, options, shareholders’ agreements or restrictions.

3.2           Authority Relative to this Agreement. This Agreement has been duly and validly executed and delivered by the Renovation Shareholders and constitutes a valid and binding agreement of such person, enforceable against such person in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

3.3           Purchase of Restricted Securities for Investment. The Renovation Shareholders each acknowledge that the Kerrisdale Shares will not be registered pursuant to the Securities Act or any applicable state securities laws, that the Kerrisdale Shares will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations the Kerrisdale Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.  In this regard, the Renovation Shareholder is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act.  Further, each Renovation Shareholder acknowledges and agrees that:

SHARE EXCHANGE AGREEMENT

  (a)           Each Renovation Shareholder is acquiring the Kerrisdale Shares for investment for such Renovation Shareholder’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and each Renovation Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same.  Each Renovation Shareholder further represents that he, she or it does not have any Contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Kerrisdale Shares.

  (b)           Each Renovation Shareholder understands that the Kerrisdale Shares are not registered under the Securities Act on the ground that the sale and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and that Kerrisdale’s reliance on such exemption is predicated on the each Shareholder’s representations set forth herein.

3.4           Status of Stockholder. Each of the Renovation Shareholders hereby makes the representations and warranties in either paragraph (a) or (b) of this Section 3.4, as indicated on the Signature Page of Renovation Shareholders which is attached and part of this Agreement:

  (a)           Accredited Investor Under Regulation D. The Renovation Shareholder is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act, an excerpt of which is included in the attached Annex II, and such Renovation Shareholder is not acquiring its portion of the Kerrisdale Shares as a result of any advertisement, article, notice or other communication regarding the Kerrisdale Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

  (b)           Non-U.S. Person Under Regulation S.  The Renovation Shareholder:

   (i)          is not a “U.S. person” as defined by Rule 902 of Regulation S promulgated under the Securities Act, was not organized under the laws of any U.S. jurisdiction, and was not formed for the purpose of investing in securities not registered under the Securities Act;

   (ii)         at the time of Closing, the Renovation Shareholder was located outside the United States;

   (iii)        no offer of the Kerrisdale Shares was made to the Renovation Shareholder within the United States;

   (iv)       the Renovation Shareholder is either (a) acquiring the Kerrisdale Shares for its own account for investment purposes and not with a view towards distribution, or (b) acting as agent for a principal that has signed this Agreement or has delivered representations and warranties substantially similar to this Section 3.4(b);

   (v)        all subsequent offers and sales of the Kerrisdale Shares by the Renovation Shareholder will be made outside the United States in compliance with Rule 903 of Rule 904 of Regulation S, pursuant to registration of the Shares under the Securities Act, or pursuant to an exemption from such registration; the Renovation Shareholder understands the conditions of the exemption from registration afforded by section 4(l) of the Securities Act and acknowledges that there can be no assurance that it will be able to rely on such exemption.

SHARE EXCHANGE AGREEMENT

   (vi)       the Renovation Shareholder will not resell the Kerrisdale Shares to U.S. Persons or within the United States until after the end of the one (1) year period commencing on the date of Closing (the “Restricted Period”);

   (vii)      the Renovation Shareholder shall not and hereby agrees not to enter into any short sales with respect to the common stock of Kerrisdale at any time after the execution of this Agreement by the Renovation Shareholder  and prior to the expiration of the Restricted Period;

   (viii)     the Renovation Shareholder understands that the Kerrisdale Shares are being offered and sold to it in reliance on specific provisions of federal and state securities laws and that the parties to this Agreement are relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understanding of the Renovation Shareholder set forth herein in order to determine the applicability of such provisions.  Accordingly, the Renovation Shareholder agrees to notify Kerrisdale of any events which would cause the representations and warranties of the Renovation Shareholder to be untrue or breached at any time after the execution of this Agreement by such Renovation Shareholder and prior to the expiration of the Restricted Period;

   (ix)        in the event of resale of the Kerrisdale Shares to non-U.S. Persons outside of the U.S. during the Restricted Period, the Renovation Shareholder shall provide a written confirmation or other written notice to any distributor, dealer, or person receiving a selling concession, fee, or other remuneration in respect of the Shares stating that such purchaser is subject to the same restrictions on offers and sales that apply to the undersigned, and shall require that any such purchase shall provide such written confirmation or other notice upon resale during the Restricted Period;

   (x)         the Renovation Shareholder has not engaged, nor is it aware that any party has engaged, and it will not engage or cause any third party to engage in any “directed selling” efforts (as such term is defined in Regulation S) in the United States with respect to the Kerrisdale Shares;

   (xi)        the Renovation Shareholder is not a “distributor” as such term is defined in Regulation S, and it is not a “dealer” as such term is defined in the Securities Act; and

   (xii)       the Renovation Shareholder has not taken any action that would cause any of the parties to this Agreement to be subject to any claim for commission or other or remuneration by any broker, finder, or other person.

3.6           Compliance In Connection With Shares Acquisition.  Each Renovation Shareholder hereby represents that it has satisfied fully observed of the laws of the jurisdiction in which it is located or domiciled, in connection with the acquisition of the Kerrisdale Shares or this Agreement, including (i) the legal requirements of the Renovation Shareholder’s jurisdiction for the purchase and acquisition of the Kerrisdale Shares, (ii) any foreign exchange restrictions applicable to such purchase and acquisition, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, which may be relevant to the purchase, holding, redemption, sale, or transfer of the Kerrisdale Shares; and further, each Renovation Shareholder agrees to continue to comply with such laws as long as such shareholder shall hold the Kerrisdale Shares.

3.7           Investment Risk. The Renovation Shareholder is able to bear the economic risk of acquiring the Kerrisdale Shares pursuant to the terms of this Agreement, including a complete loss of such the Renovation Shareholder’s investment in the Kerrisdale Shares.

SHARE EXCHANGE AGREEMENT

3.8           Restrictive Legends. The Renovation Shareholder acknowledges that the certificate(s) representing the Renovation Shareholder’s pro rata portion of the Kerrisdale Shares shall each conspicuously set forth on the face or back thereof a legend in substantially the following form, corresponding to the stockholder’s status as set forth in Section 3.4 and the signature pages hereto:

REGULATION D LEGEND:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

REGULATION S LEGEND:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM REGISTRATION; HEDGING TRANSACTIONS INVOLVING THE SHARES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

3.9           Disclosure.  The representations and warranties and statements of fact made by Renovation Shareholders in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF KERRISDALE

Except as otherwise disclosed herein or in a disclosure schedule attached hereto, Kerrisdale hereby represents and warrants, to Renovation and the Renovation Shareholders as of the date hereof and as of the Closing Date (unless otherwise indicated), as follows:

4.1           Organization and Qualification.  Kerrisdale is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.  Kerrisdale is not in violation nor default of any of the provisions of its certificate or articles of incorporation, bylaws or other organizational or charter documents (collectively the “Charter Documents”).  Kerrisdale is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in a Material Adverse Effect, and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.  Kerrisdale has no direct or indirect Subsidiary.

SHARE EXCHANGE AGREEMENT

4.2           Authorization; Enforcement.  Kerrisdale has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder.  The execution and delivery of this Agreement by Kerrisdale and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Kerrisdale and no further action is required by Kerrisdale, the Board of Directors or Kerrisdale’s stockholders in connection therewith other than in connection with the Required Approvals, as defined in Section 4.4.  This Agreement has been (or upon delivery will have been) duly executed by Kerrisdale and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of Kerrisdale enforceable against Kerrisdale in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

4.3           No Conflicts.  The execution, delivery and performance by Kerrisdale of this Agreement and the consummation by Kerrisdale of the other transactions to which it is a party and as contemplated hereby do not and will not: (i) conflict with or violate any provision of Kerrisdale’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of Kerrisdale, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Kerrisdale debt or otherwise) or other understanding to which Kerrisdale is a party or by which any property or asset of Kerrisdale is bound or affected, or (iii) subject to the Required Approvals, as defined by Section 4.4, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Kerrisdale is subject (including federal and state securities laws and regulations), or by which any property or asset of Kerrisdale is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

4.4           Filings, Consents and Approvals.  Kerrisdale is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by Kerrisdale of this Agreement, other than the filing of a Current Report on Form 8-K and a Form D (if applicable) with the Commission and such filings as are required to be made under applicable state securities laws (collectively, the “Required Approvals”).

4.5           Issuance of the Kerrisdale Shares.  The Kerrisdale Shares are duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed on or by Kerrisdale other than restrictions on transfer provided for in this Agreement.

SHARE EXCHANGE AGREEMENT

4.6           Capitalization.  The capitalization of Kerrisdale is as set forth on Schedule 4.6 of the disclosure schedules hereto, which Schedule 4.6 shall also include the number of shares of Kerrisdale’s common stock owned beneficially, and of record, by Affiliates of Kerrisdale as of the date hereof, if any.  Other than as set forth in Schedule 4.6, Kerrisdale has not issued any capital stock since its most recently filed periodic report under the Exchange Act.  No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement.  There are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any shares of Kerrisdale’s common stock, or Contracts, commitments, understandings or arrangements by which Kerrisdale is or may become bound to issue additional shares of Kerrisdale’s common stock or Common Stock Equivalents.  The issuance of the Kerrisdale Shares will not obligate Kerrisdale to issue shares of Kerrisdale’s common stock or other securities to any Person (other than the Renovation Shareholders) and will not result in a right of any holder of Kerrisdale securities to adjust the exercise, conversion, exchange or reset price under any of such securities.  All of the outstanding shares of capital stock of Kerrisdale are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities.  No further approval or authorization of any stockholder or Kerrisdale’s board of directors is required for the issuance of the Kerrisdale Shares.  There are no stockholders agreements, voting agreements or other similar agreements with respect to Kerrisdale’s capital stock to which Kerrisdale is a party or, to the Knowledge of Kerrisdale, between or among any of Kerrisdale’s stockholders.  “Common Stock Equivalents” means any securities of Kerrisdale which would entitle the holder thereof to acquire at any time Kerrisdale’s common stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive Kerrisdale’s common stock.

4.7           SEC Reports; Financial Statements.  Kerrisdale has filed all reports, schedules, forms, statements and other documents required to be filed by Kerrisdale under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as Kerrisdale was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The financial statements of Kerrisdale included in the SEC Reports (the “Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Kerrisdale as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

4.8           Material Changes. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report filed prior to the date hereof or in connection herewith: (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) Kerrisdale has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in Kerrisdale’s financial statements pursuant to GAAP or disclosed in filings made with the Commission, (iii) Kerrisdale has not altered its method of accounting, (iv) Kerrisdale has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) Kerrisdale has not issued any equity securities to any officer, director or Affiliate.  Kerrisdale does not have pending before the Commission any request for confidential treatment of information.  Except for the issuance of the Kerrisdale Shares contemplated by this Agreement or as set forth on Schedule 4.8 of the disclosure schedules hereto, no event, liability or development has occurred or exists with respect to Kerrisdale or its business, properties, operations or financial condition, that would be required to be disclosed by Kerrisdale under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least one (1) Trading Day prior to the date that this representation is made.

SHARE EXCHANGE AGREEMENT

4.9           Litigation.  There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the Knowledge of Kerrisdale, threatened against or affecting Kerrisdale or any of its properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of this Agreement or the Kerrisdale Shares or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect.  Neither Kerrisdale nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.  There has not been, and to the Knowledge of Kerrisdale, there is not pending or contemplated, any investigation by the Commission involving Kerrisdale or any current or former director or officer of Kerrisdale.  The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by Kerrisdale under the Securities Act.

4.10           Labor Relations.  No labor dispute exists or, to the knowledge of Kerrisdale, is imminent with respect to any of the employees of Kerrisdale which could reasonably be expected to result in a Material Adverse Effect.  None of Kerrisdale’s employees is a member of a union that relates to such employee’s relationship with Kerrisdale, and Kerrisdale is not a party to a collective bargaining agreement, and Kerrisdale believes that its relationships with their employees are good.  No executive officer, to the Knowledge of Kerrisdale, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other Contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject Kerrisdale to any liability with respect to any of the foregoing matters.  Kerrisdale is in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.11           Compliance.  Kerrisdale: (i) is not in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Kerrisdale under), nor has Kerrisdale received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is not n violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business and all such laws that affect the environment, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

4.12           Regulatory Permits.  Kerrisdale possesses all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its business, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and Kerrisdale has not received any notice of proceedings relating to the revocation or modification of any Material Permit.

SHARE EXCHANGE AGREEMENT

4.13           Title to Assets.  Kerrisdale has good and marketable title in all personal property owned by it that is material to the business of, in each case free and clear of all Liens, except for Liens that do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Kerrisdale and Liens for the payment of Taxes, the payment of which is neither delinquent nor subject to penalties.  Kerrisdale does not own any real property.  Any real property and facilities held under lease by Kerrisdale, if any is held by Kerrisdale under valid, subsisting and enforceable leases with which Kerrisdale is in compliance.

4.14           Patents and Trademarks.  Kerrisdale has, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights as described in the SEC Reports as necessary or material for use in connection with their business and which the failure to so have could have a Material Adverse Effect (collectively, the “Intellectual Property Rights”).  Kerrisdale has not received a notice (written or otherwise) that any of the Intellectual Property Rights used by Kerrisdale violates or infringes upon the rights of any Person.  To the Knowledge of Kerrisdale, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights.  Kerrisdale has taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.15           Transactions with Affiliates and Employees.  Except as set forth in the SEC Reports, none of the officers or directors of Kerrisdale and, to the Knowledge of Kerrisdale, none of the employees of Kerrisdale is presently a party to any transaction with Kerrisdale (other than for services as employees, officers and directors), including any Contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of Kerrisdale, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $120,000, other than for: (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of Kerrisdale and (iii) other employee benefits.

4.16           Sarbanes-Oxley; Internal Accounting Controls.  Kerrisdale is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it as of the Closing Date.  Kerrisdale maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Kerrisdale has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for Kerrisdale and designed such disclosure controls and procedures to ensure that information required to be disclosed by Kerrisdale in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms.  Kerrisdale’s certifying officers have evaluated the effectiveness of Kerrisdale’s disclosure controls and procedures as of the end of the period covered by Kerrisdale’s most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”).  Kerrisdale presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no changes in Kerrisdale’s internal control over financial reporting (as such term is defined in the Exchange Act) that has materially affected, or is reasonably likely to materially affect, Kerrisdale’s internal control over financial reporting.

SHARE EXCHANGE AGREEMENT

4.17           Certain Fees.  Except as disclosed in Schedule 4.17 of the disclosure schedules hereto, no brokerage or finder’s fees or commissions are or will be payable by Kerrisdale to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement.

4.18           Issuance of Kerrisdale Shares. Assuming the accuracy of the Renovation Shareholders’ representations and warranties set forth in Section 3, no registration under the Securities Act is required for the offer and issuance of the Kerrisdale Shares by Kerrisdale to the Renovation Shareholders as contemplated hereby.  The issuance of the Kerrisdale Shares hereunder does not contravene the rules and regulations of the applicable Trading Market.

4.19           Investment Company. Kerrisdale is not, and is not an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.20           Listing and Maintenance Requirements.  Kerrisdale’s common stock is currently quoted on FINRA’s Over-the-Counter Bulletin Board Quotation Service (“OTC Bulletin Board”) and Kerrisdale has not, in the twenty four (24) months preceding the date hereof, received any notice from the OTC Bulletin Board or FINRA or any trading market on which Kerrisdale’s common stock is or has been listed or quoted to the effect that Kerrisdale is not in compliance with the quoting, listing or maintenance requirements of the OTCBB or such other trading market. Kerrisdale is, and has no reason to believe that it will not, in the foreseeable future continue to be, in compliance with all such quoting, listing and maintenance requirements.

4.21           Application of Takeover Protections.  Kerrisdale has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under Kerrisdale’s certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Renovation Shareholders as a result of the Renovation Shareholders and Kerrisdale fulfilling their obligations or exercising their rights under this Agreement, including without limitation as a result of Kerrisdale’s issuance of the Kerrisdale Shares and the Renovation Shareholders’ ownership of the Kerrisdale Shares.

4.22           No Integrated Offering. Assuming the accuracy of the Renovation Shareholders’ representations and warranties set forth in Section 3, neither Kerrisdale, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Kerrisdale Shares to be integrated with prior offerings by Kerrisdale for purposes of (i) the Securities Act which would require the registration of any such securities under the Securities Act, or (ii) any applicable shareholder approval provisions of any Trading Market on which any of the securities of Kerrisdale are listed or designated.

4.23           Tax Status.  Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, Kerrisdale has timely filed all necessary Tax Returns and has paid or accrued all Taxes shown as due thereon, and Kerrisdale has no Knowledge of a tax deficiency which has been asserted or threatened against Kerrisdale.

SHARE EXCHANGE AGREEMENT

4.24           No General Solicitation.  Neither Kerrisdale nor any person acting on behalf of Kerrisdale has offered or sold any of the Kerrisdale Shares by any form of general solicitation or general advertising.

4.25           Foreign Corrupt Practices.  Neither Kerrisdale, nor to the Knowledge of Kerrisdale, any agent or other person acting on behalf of Kerrisdale, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by Kerrisdale (or made by any person acting on its behalf of which Kerrisdale is aware) which is in violation of law or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

4.26           Accountants.  Kerrisdale’s accounting firm is set forth on Schedule 4.29 of the disclosure schedules hereto.  To the Knowledge of Kerrisdale, such accounting firm: (i) is a registered public accounting firm as required by the Exchange Act and (ii) expressed its opinion with respect to the financial statements included in Kerrisdale’s Annual Report for the year ended July 31, 2008.

4.27           No Disagreements with Accountants and Lawyers.  There are no disagreements of any kind, including but not limited to any disagreements regarding fees owed for services rendered, presently existing, or reasonably anticipated by Kerrisdale to arise, between Kerrisdale and the accountants and lawyers formerly or presently employed by Kerrisdale which could affect Kerrisdale’s ability to perform any of its obligations under this Agreement, and Kerrisdale is current with respect to any fees owed to its accountants and lawyers.

4.28           Regulation M Compliance.  Kerrisdale has not, and to the Knowledge of Kerrisdale no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of Kerrisdale to facilitate the sale or resale of any of the Kerrisdale Shares, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the securities of Kerrisdale, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of Kerrisdale.

4.29           Money Laundering Laws.  The operations of Kerrisdale are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the money laundering statutes of all U.S. and non-U.S. jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental body (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Kerrisdale with respect to the Money Laundering Laws is pending or, to the Knowledge of Kerrisdale, threatened.

4.30           Minute Books. The minute books of Kerrisdale made available to Renovation and the Renovation Shareholders contain a complete summary of all meetings and written consents in lieu of meetings of directors and stockholders since the time of incorporation.

4.31           Employee Benefits.  Kerrisdale has not (nor for the two years preceding the date hereof has) had any plans which are subject to ERISA.  “ERISA” means the Employee Retirement Income Security Act of 1974 or any successor law and the regulations and rules issued pursuant to that act or any successor law.

SHARE EXCHANGE AGREEMENT

4.32           Business Records and Due Diligence.  Prior to the Closing, Kerrisdale delivered to Renovation all records and documents relating to Kerrisdale, which Kerrisdale and possesses, including, without limitation, books, records, government filings, Tax Returns, Charter Documents, corporate records, stock records, consent decrees, orders, and correspondence, director and stockholder minutes, resolutions and written consents, stock ownership records, financial information and records, and other documents used in or associated with Kerrisdale (“Business Records”).

4.33           Contracts.  Except as set forth in the SEC Reports or in Schedule 4.32 of the disclosure schedules hereto, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Kerrisdale taken as a whole.  Kerrisdale is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.34           No Undisclosed Liabilities.  Except as otherwise disclosed (a) in Schedule 4.34 of the disclosure schedules hereto or (b) in Kerrisdale’s Financial Statements (the financial statements of which were filed with the SEC along with Kerrisdale’s quarterly report on Form 10-Q on June 11, 2009), and except for those liabilities incurred by Kerrisdale in the ordinary course of business after the nine-month period ended April 30, 2009, none of which have had or will have a Material Adverse Effect on the financial condition of Kerrisdale, Kerrisdale has no other undisclosed liabilities whatsoever, either direct or indirect, matured or unmatured, accrued, absolute, contingent or otherwise.  Kerrisdale represents that at the date of Closing, Kerrisdale shall have no liabilities or obligations whatsoever, either direct or indirect, matured or unmatured, accrued, absolute, contingent or otherwise.

4.35           No SEC or FINRA Inquiries. Neither Kerrisdale nor any of its past or present officers or directors is, or has ever been, the subject of any formal or informal inquiry or investigation by the SEC or FINRA.

4.36           Disclosure.  The representations and warranties and statements of fact made by Kerrisdale in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

ARTICLE 5

Reserved.

ARTICLE 6

COVENANTS OF THE PARTIES

6.1           Corporate Examinations and Investigations. Prior to the Closing, each party shall be entitled, through its employees and representatives, to make such investigations and examinations of the books, records and financial condition of Renovation and Kerrisdale as each party may request. In order that each party may have the full opportunity to do so, Renovation, Kerrisdale and the Renovation Shareholders shall furnish each party and its representatives during such period with all such information concerning the affairs of Renovation or Kerrisdale as each party or its representatives may reasonably request and cause Renovation or Kerrisdale and their respective officers, employees, consultants, agents, accountants and attorneys to cooperate fully with each party’s representatives in connection with such review and examination and to make full disclosure of all information and documents requested by each party and/or its representatives. Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances, it being agreed that any examination of original documents will be at each party’s premises, with copies thereof to be provided to each party and/or its representatives upon request.

SHARE EXCHANGE AGREEMENT

6.2           Cooperation; Consents. Prior to the Closing, each party shall cooperate with the other parties to the end that the parties shall (i) in a timely manner make all necessary filings with, and conduct negotiations with, all authorities and other persons the consent or approval of which, or the license or permit from which is required for the consummation of the Acquisition and (ii) provide to each other party such information as the other party may reasonably request in order to enable it to prepare such filings and to conduct such negotiations.

6.3           Conduct of Business. Subject to the provisions hereof, from the date hereof through the Closing, each party hereto shall (i) conduct its business in the ordinary course and in such a manner so that the representations and warranties contained herein shall continue to be true and correct in all material respects as of the Closing as if made at and as of the Closing and (ii) not enter into any material transactions or incur any material liability not required or specifically contemplated hereby, without first obtaining the written consent of Renovation and the Renovation Shareholders on the one hand and Kerrisdale and the holders of a majority of voting stock of Kerrisdale common stock on the other hand. Without the prior written consent of Renovation, the Renovation Shareholders, or Kerrisdale, except as required or specifically contemplated hereby, each party shall not undertake or fail to undertake any action if such action or failure would render any of said warranties and representations untrue in any material respect as of the Closing.

6.4           Litigation. From the date hereof through the Closing, each party hereto shall promptly notify the representative of the other parties of any lawsuits, claims, proceedings or investigations which after the date hereof are threatened or commenced against such party or any of its affiliates or any officer, director, employee, consultant, agent or shareholder thereof, in their capacities as such, which, if decided adversely, could reasonably be expected to have a Material Adverse Effect on Kerrisdale.

6.5           Notice of Default. From the date hereof through the Closing, each party hereto shall give to the representative of the other parties prompt written notice of the occurrence or existence of any event, condition or circumstance occurring which would constitute a violation or breach of this Agreement by such party or which would render inaccurate in any material respect any of such party’s representations or warranties herein.

6.6           Bylaws. If necessary, Kerrisdale shall amend its bylaws to permit the election and/or appointment of additional new directors to Kerrisdale’s Board of Directors as set forth in Section 7.1(a) below.

6.7           Confidentiality; Access to Information.

  (a)           Confidentiality. Any confidentiality agreement or letter of intent previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law.  In the event this Agreement is terminated as provided in Article 8 hereof, each party will return or cause to be returned to the other all documents and other material obtained from the other in connection with the Transaction contemplated hereby.

SHARE EXCHANGE AGREEMENT

  (b)           Access to Information.

    (i)           Renovation will afford Kerrisdale and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Renovation during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Renovation, as Kerrisdale may reasonably request.  No information or knowledge obtained by Kerrisdale in any investigation pursuant to this Section 6.7 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transaction.

   (ii)           Kerrisdale will afford Renovation and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Kerrisdale during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Kerrisdale, as Renovation may reasonably request.  No information or Knowledge obtained by Renovation in any investigation pursuant to this Section 6.7 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transaction.

6.8           Public Disclosure. Except to the extent previously disclosed or to the extent the parties believe that they are required by applicable law or regulation to make disclosure, prior to Closing, no party shall issue any statement or communication to the public regarding the transaction contemplated herein without the consent of the other party, which consent shall not be unreasonably withheld. To the extent a party hereto believes it is required by law or regulation to make disclosure regarding the Transaction, it shall, if possible, immediately notify the other party prior to such disclosure. Notwithstanding the foregoing, the parties hereto agree that Renovation will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement.

6.9           Information Statement for Change in Majority of Directors.  As directed by Renovation, Kerrisdale will use its best efforts to ensure that Kerrisdale’s current sole director Huoqi Chen will remain a director of Kerrisdale until the expiration of the 10-day period beginning on the date of delivery of the information statement relating to a change in majority of directors of Kerrisdale with the SEC pursuant to Rule 14f-1 promulgated under the Exchange Act (“Information Statement”), which Information Statement shall be prepared by Renovation, filed with the SEC, and delivered by the Renovation Officers to the stockholders of Kerrisdale on behalf of Kerrisdale after the Closing.

6.10           Assistance with Post-Closing SEC Reports and Inquiries. Upon the reasonable request of Renovation, after the Closing Date, Kerrisdale and Huoqi Chen shall use their reasonable best efforts to provide such information available to it, including information, filings, reports, financial statements or other circumstances of Kerrisdale occurring, reported or filed prior to the Closing, as may be necessary or required by Kerrisdale for the preparation of the post-Closing Date reports that Kerrisdale is required to file with the SEC to remain in compliance and current with its reporting requirements under the Securities Act, or filings required to address and resolve matters as may relate to the period prior to the Closing and any SEC comments relating thereto or any SEC inquiry thereof.

SHARE EXCHANGE AGREEMENT

ARTICLE 7

CONDITIONS TO CLOSING

7.1           Conditions to Obligations of Renovation and the Renovation Shareholders. The obligations of Renovation and the Renovation Shareholders under this Agreement shall be subject to each of the following conditions:

  (a)           Closing Deliveries. At the Closing, Kerrisdale shall have delivered or caused to be delivered to Renovation and the Renovation Shareholders the following:

   (i)          this Agreement duly executed by Kerrisdale’s duly authorized signatory;

   (ii)         letter of resignation from Kerrisdale’s current sole executive officer, with his resignation as to all of the offices he currently holds with Kerrisdale to be effective on the Closing Date, and confirming that he has no claim against Kerrisdale in respect of any outstanding remuneration or fees of whatever nature as of the Closing Date;

   (iii)        letter of resignation of Kerrisdale’s current sole director, with the resignation of such director to take effect on the expiration of the ten (10) calendar day period (“Ten Day Period”) following the date of the delivery of the Information Statement to the Kerrisdale stockholders and confirming that he has no claim against Kerrisdale in respect of any outstanding remuneration or fees of whatever nature as of the Closing Date and as of expiration of the Ten Day Period;

   (iv)        resolutions duly adopted by the Board of Directors of Kerrisdale approving the following events or actions, as applicable:

a.	the execution, delivery and performance of this Agreement;

b.	the Acquisition and the terms thereof;

c.	the change of Kerrisdale’s fiscal year end from July 31 to March 31.

d.	fixing the number of authorized directors on Kerrisdale’s board of directors at four (4);

e.
the appointment of Lei Lu as Chairman of the board of directors to serve on the Kerrisdale board of directors, effective on the Closing Date, and the appointment of Li Qi, Chongan Jin and Shike Zhu as additional directors to serve on Kerrisdale’s board of directors on the date the resignation of Kerrisdale’s current sole director becomes effective; and

f.	the appointment of the following persons as officers of Kerrisdale, with the titles set forth opposite his name (the “Renovation Officers”), effective on the Closing Date:

Lei Liu	Chief Executive Officer, President

Bennet P. Tchaikovsky	Chief Financial Officer and Treasurer

Li Qi	Secretary

SHARE EXCHANGE AGREEMENT

  (iv)         a certificate of good standing for Kerrisdale from its jurisdiction of incorporation, dated not earlier than five (5) days prior to the Closing Date;

  (v)         an instruction letter signed by the President of Kerrisdale addressed to Kerrisdale’s transfer agent of record, in a form reasonably acceptable to Renovation and consistent with the terms of this Agreement, instructing the transfer agent to issue stock certificates representing the Kerrisdale Shares to be delivered pursuant to this Agreement registered in the names of the Persons designated by the Renovation Shareholders;

  (vi)        a certificate of the Secretary of the Kerrisdale, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Kerrisdale executing this Agreement and all exhibits and schedules hereto and all other documents, instruments and writings required pursuant to this Agreement (the “Transaction Documents”), (ii) a copy of the Articles of Incorporation and Bylaws of the Kerrisdale, as in effect on and as of the Closing Date, and (iii) a copy of the resolutions of the Board of Directors of Kerrisdale authorizing and approving the Kerrisdale’s execution, delivery and performance of the Transaction Documents, all matters in connection with the Transaction Documents, and the transactions contemplated thereby;

  (viii)       all corporate records, agreements, seals and any other information reasonably requested by Renovation’s representatives with respect to Kerrisdale; and

  (ix)         such other documents as Renovation and/or the Renovation Shareholders may reasonably request in connection with the transactions contemplated hereby.

(b)           Representations and Warranties to be True. The representations and warranties of Kerrisdale herein contained shall be true in all material respects at the Closing with the same effect as though made at such time.  Kerrisdale shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

(c)           No Assets and Liabilities. At the Closing, Kerrisdale shall have no liabilities, debts or payables (contingent or otherwise), no tax obligations, no material assets, and except as contemplated in this Agreement, no material changes to its business or financial condition shall have occurred since the date of this Agreement.

(d)           SEC Filings. At the Closing, Kerrisdale will be current in all SEC filings that Kerrisdale is required to file.

(e)           Outstanding Capital Stock. Kerrisdale shall have at 500,000,000 shares of its common stock authorized and shall have no more than 4,200,000 shares of its common stock issued and outstanding immediately prior to the Closing, and Kerrisdale shall have 10,000,000 shares of its preferred stock authorized and shall have no shares of its preferred stock issued and outstanding immediately prior to the Closing.

(f)           No Adverse Effect.  The business and operations of Kerrisdale will not have suffered any Material Adverse Effect.

SHARE EXCHANGE AGREEMENT

7.2           Conditions to Obligations of Kerrisdale. The obligations of Kerrisdale under this Agreement shall be subject to each of the following conditions:

  (a)           Closing Deliveries. On the Closing Date, Renovation and/or the Renovation Shareholders shall have delivered to Kerrisdale the following:

   (i)          this Agreement duly executed by Renovation and the Renovation Shareholders;

   (ii)         resolutions duly adopted by the Board of Directors of Renovation authorizing and approving the execution, delivery and performance of this Agreement;

   (iii)        share certificates representing the Renovation Equity Interests to be delivered pursuant to this Agreement duly endorsed or accompanied by duly executed stock powers, instruments of transfer or other executed instruments of like tenor; and

   (iv)        such other documents as Kerrisdale may reasonably request in connection with the transactions contemplated hereby.

  (b)           Representations and Warranties True and Correct. The representations and warranties of Renovation and the Renovation Shareholders herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. Renovation and the Renovation Shareholders shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

  (c)           No Adverse Effect.  The business and operations of Renovation will not have suffered any Material Adverse Effect.

ARTICLE 8

SEC FILING; TERMINATION

8.1           This Agreement may be terminated at any time prior to the Closing:

  (a)           by mutual written agreement of Kerrisdale, Renovation and the Renovation Shareholders;

  (b)           by either Kerrisdale, Renovation or the Renovation Shareholders if the Transaction shall not have been consummated for any reason by September 30, 2009; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Transaction to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

  (c)           by either Kerrisdale, Renovation or the Renovation Shareholders if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction, which order, decree, ruling or other action is final and non-appealable;

SHARE EXCHANGE AGREEMENT

  (d)           by Renovation or the Renovation Shareholders, upon a material breach of any representation, warranty, covenant or agreement on the part of Kerrisdale set forth in this Agreement, or if any representation or warranty of Kerrisdale shall have become materially untrue, in either case such that the conditions set forth in Section 7.1 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Kerrisdale’s representations and warranties or breach by Kerrisdale is curable by Kerrisdale prior to the Closing Date, then Renovation or the Renovation Shareholders may not terminate this Agreement under this Section 8.1(d) for thirty (30) days after delivery of written notice from Renovation or the Renovation Shareholders to Kerrisdale of such breach, provided Kerrisdale continues to exercise commercially reasonable efforts to cure such breach (it being understood that Renovation or the Renovation Shareholders may not terminate this Agreement pursuant to this Section 8.1(d) if they shall have materially breached this Agreement or if such breach by Kerrisdale is cured during such thirty (30) day period); or

  (e)           by Kerrisdale, upon a material breach of any representation, warranty, covenant or agreement on the part of Renovation or the Renovation Shareholders set forth in this Agreement, or if any representation or warranty of Renovation or the Renovation Shareholders shall have become materially untrue, in either case such that the conditions set forth in Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Renovation’s or the Renovation Shareholders’ representations and warranties or breach by Renovation or the Renovation Shareholders is curable by Renovation or the Renovation Shareholders prior to the Closing Date, then Kerrisdale may not terminate this Agreement under this Section 8.1(e) for thirty (30) days after delivery of written notice from Kerrisdale to Renovation and the Renovation Shareholders of such breach, provided Renovation and the Renovation Shareholders continue to exercise commercially reasonable efforts to cure such breach (it being understood that Kerrisdale may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by Renovation or the Renovation Shareholders is cured during such thirty (30) day period).

8.2           Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) or Section 8.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Transaction shall be abandoned, except as set forth in Section 8.1, Section 8.2 and Article 9 (General Provisions), each of which shall survive the termination of this Agreement.

ARTICLE 9

GENERAL PROVISIONS

9.1           Notices.  Any and all notices and other communications hereunder shall be in writing and shall be deemed duly given to the party to whom the same is so delivered, sent or mailed at addresses and contact information set forth on the signature pages hereof (or at such other address for a party as shall be specified by like notice).  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) on the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 5:30 p.m. (Pacific Standard Time) on a business day, (b) on the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a business day or later than 5:30 p.m. (Pacific Standard Time) on any business day, (c) on the second business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given.

SHARE EXCHANGE AGREEMENT

9.2           Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

9.3           Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party’s anticipated benefits under this Agreement.

9.4           Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise, except as may be mutually agreed upon by the parties hereto.

9.5           Separate Counsel. Each party hereby expressly acknowledges that it has been advised to seek its own separate legal counsel for advice with respect to this Agreement.

9.6           Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without regard to the principles of conflicts of law thereof.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of Los Angeles.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Los Angeles, County of Los Angeles for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of the Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an  inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.  If either party shall commence an action or proceeding to enforce any provisions of the Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

9.7           Counterparts and Facsimile Signatures. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. This Agreement and any documents relating to it may be executed and transmitted to any other party by facsimile, which facsimile shall be deemed to be, and utilized in all respects as, an original, wet-inked manually executed document.

SHARE EXCHANGE AGREEMENT

9.8           Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by Renovation, Kerrisdale and the majority of the Renovation Shareholders; provided that, the consent of any Renovation Shareholder that is a party to this Agreement shall be required if the amendment or modification would disproportionately affect such shareholder (other than by virtue of their ownership of Renovation shares, as applicable).

9.9           Parties In Interest. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto.

9.10           Waiver. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party’s rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

9.11           Expenses. At or prior to the Closing, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

[Remainder of Page Left Blank Intentionally]

SHARE EXCHANGE AGREEMENT